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Exhibit 21.1

Significant Subsidiaries

Name	State of Jurisdiction of Organization
EMC (Benelux) B.V., S.a.r.l.	Luxembourg
EMC Global Holdings Company	Massachusetts
RSA Security Inc.	Delaware
VMware, Inc.	Delaware

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  Exhibit 21.1